Notice of Proposed Unregistered Offering Dear Trust Preferred Securityholder, Air T, Inc. (NASDAQ: AIRT; AIRTP) (“Air T”) hereby gives notice that it proposes to make an unregistered offering of additional trust preferred securities (the “Securities”). The Securities have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The Securities are expected to be offered in a private placement. The amount and basic terms of the Securities, the size of the offering, and the timing of the offering have not been determined. The purpose of the offering would be to raise capital for potential strategic acquisitions or other strategic investments. This notice is intended solely to assess preliminary interest and does not constitute an offer to sell or a solicitation of an offer to buy any securities. An offer will only be made by way of definitive offering documents and the offering would be conducted in accordance with applicable securities laws. If you would have interest in participating or would like to discuss further, please contact us using the information below. We appreciate your continued support of Air T. Sincerely, Katrina Philp Chief of Staff Air T, Inc. 612-405-5896 | kphilp@airt.com